Exhibit 15.1

February 12, 2015

Covisint Corporation
One Campus Martius, Suite 700
Detroit, Michigan 48226

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Covisint Corporation and subsidiaries (“the Company”) for the three-month and nine-month periods ended December 31, 2014 and December 31, 2013, and have issued our report dated February 12, 2015, and for the three-month and six-month periods ended September 30, 2014 and September 30, 2013, and have issued our report dated November 6, 2014, and for the three-month periods ended June 30, 2014 and June 30, 2013, and have issued our report dated August 7, 2014. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended December 31, 2014, September 30, 2014, and June 30, 2014, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan